As filed with the Securities and Exchange Commission on May 11, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

O’REILLY AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Missouri	27-4358837
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

233 South Patterson Springfield, Missouri	65802
(Address of Principal Executive Offices)	(Zip Code)

O’REILLY AUTOMOTIVE, INC. 2012 INCENTIVE AWARD PLAN

(Full title of the plan)

Greg Henslee

Chief Executive Officer and Co-President

O’Reilly Automotive, Inc.

233 South Patterson

Springfield, Missouri 65802

(Name and address of agent for service)

(417) 862-6708

(Telephone number, including area code, of agent for service)

Copies of All Correspondence to:

Peter C. Krupp, Esq. Kimberly A. deBeers, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 155 North Wacker Drive Chicago, IL 60606 (312) 407-0700	Jeffrey T. Haughey. Husch Blackwell LLP 4801 Main Street Suite 1000 Kansas City, MO 64112 (816) 983-8000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☒	Accelerated filer	☐

Non-Accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $.01 par value	10,000,000	$102.31	$1,023,100,000	$117,247.26

(1)	Each share of Common Stock includes a right to purchase one-hundredth of a share of a new series of preferred stock of the Registrant pursuant to the Rights Agreement, dated as of May 7, 2002, as amended, between the Registrant and Computershare Trust Company, N.A., as successor rights agent to UMB Bank, N.A. These preferred stock purchase rights cannot trade separately from the underlying Common Stock and, therefore, do not carry a separate price or necessitate an additional fee. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based on the average of the high and low prices per share of Common Stock on May 9, 2012, as reported by the Nasdaq Global Select Market.
(3)	The registration fee has been calculated pursuant to Section 6(b) of the Securities Act by multiplying .00011460 by the proposed maximum aggregate offering price (as computed in accordance with Rule 457 under the Securities Act solely for the purpose of determining the registration fee of the securities registered hereby).

This Registration Statement on Form S-8 (the “Registration Statement”) shall become effective upon filing in accordance with Rule 462(a) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 of O’Reilly Automotive, Inc., a Missouri corporation (the “Registrant”), is being filed by the Registrant to register 10,000,000 shares of the Registrant’s common stock, par value $.01 per share (the “Common Stock”), issuable under the O’Reilly Automotive, Inc. 2012 Incentive Award Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on February 28, 2012;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, filed with the Commission on May 10, 2012;

(c)	The Registrant’s Current Report on Form 8-K filed with the Commission on May 10, 2012;

(d)	The description of the Registrant’s common stock, which is contained in the Registrant’s Registration Statement on Form S-1, File No. 33-58948, including any amendment or report filed for the purpose of updating such description; and

(e)	The description of the Registrant’s Preferred Stock Purchase Rights, which is contained in the Registrant’s Registration Statement on Form 8-A, File No. 000-21318, filed on June 3, 2002 and as amended May 20, 2011.

In addition, all documents filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents or reports with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement in a subsequently filed document that is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information furnished under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Sections 351.355(1) and (2) of The General and Business Corporation Law of Missouri (the “Act”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper.

Section 351.355(3) of the Act provides that, except as otherwise provided in the corporation’s articles of incorporation or bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding referred to in subsection (1) or (2) of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with such action, suit or proceeding. Section 351.355(7) of the Act provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation’s articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

Article IX of the Registrant’s Articles of Incorporation, as amended (the “Articles of Incorporation”), permits the Registrant to enter into agreements with its directors, officers, employees and agents, providing such indemnification as deemed appropriate, up to the maximum extent permitted by law. Article IX of the Articles of Incorporation provide that the Registrant shall extend to its directors and executive officers the indemnification specified in subsections (1) and (2) of the Act and the additional indemnification authorized in subsection (7) of the Act and that it may extend to other officers, employees and agents such indemnification and additional indemnification.

In addition, Article XI of the Articles of Incorporation states that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty by such director as a director, but it does not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 351.345 of the Act, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or repeal of Article XI will apply to or have any effect on the liability or alleged liability of any director of the Registrant for or with respect to any acts or omissions of such director prior to such amendment or repeal.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Articles of Incorporation of the Registrant, as amended, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated December 29, 2010, is incorporated herein by this reference.

4.2	Bylaws of the Registrant, as amended, filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated December 29, 2010, is incorporated herein by this reference.

4.3	Rights Agreement, dated as of May 7, 2002, and as amended on December 29, 2010 and May 20, 2011, between O’Reilly Automotive, Inc. and Computershare Trust Company, N.A., as Successor Rights Agent, including the form of Certificate of Designation, Preferences and Rights as Exhibit A, the form of Rights Certificates as Exhibit B and the Form of Summary of Rights as Exhibit C, filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated June 3, 2002, is incorporated herein by this reference.

4.4	Amendment No. 1 to Rights Agreement, dated as of December 29, 2010, by and among O’Reilly Holdings, Inc., O’Reilly Automotive, Inc. and Computershare Trust Company, N.A., as successor rights agent to UMB Bank, N.A., filed as Exhibit 4.3 to the Registrant’s Annual Shareholder’s Report on Form 10-K for the year ended December 31, 2010, is incorporated herein by this reference.

4.5	Amendment No. 2 to Rights Agreement, dated as of May 20, 2011, by and among O’Reilly Automotive, Inc. and Computershare Trust Company, N.A., as successor rights agent to UMB Bank, N.A., filed as Exhibit 4.5 to the Registrant’s Current Report on Form 8-K dated May 20, 2011, is incorporated herein by this reference.

5.1	Opinion of Husch Blackwell LLP, filed herewith.

23.1	Consent of Ernst & Young LLP, filed herewith.

23.2	Consent of Husch Blackwell LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included in the signature pages to this Registration Statement).

99.1	O’Reilly Automotive, Inc. 2012 Incentive Award Plan, filed as Annex A to the Registrant’s Definitive Proxy Statement, filed on March 23, 2012, is incorporated herein by this reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Springfield, state of Missouri, on this 11th day of May, 2012.

O’REILLY AUTOMOTIVE, INC.

By:	/s/ Greg Henslee
Greg Henslee
Chief Executive Officer and Co-President

POWER OF ATTORNEY AND SIGNATURES

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Greg Henslee and Thomas McFall, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, to sign in any and all capacities (including, without limitation, the capacities listed below), the Registration Statement on Form S-8 filed herewith, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, or Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and anything necessary to be done to enable O’Reilly Automotive, Inc. to comply with the provisions of the Securities Act and the requirements of the Commission as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on this 11th day of May, 2012.

Signature	Title	Date

/s/ Greg Henslee Greg Henslee	Chief Executive Officer and Co-President (Principal Executive Officer)	May 11, 2012

/s/ Thomas McFall Thomas McFall	Executive Vice President of Finance and Chief Financial Officer (Principal Financial & Accounting Officer)	May 11, 2012

/s/ Paul R. Lederer Paul R. Lederer	Director	May 11, 2012

/s/ Jay D. Burchfield Jay D. Burchfield	Director	May 11, 2012

Signature	Title	Date

/s/ David E. O’Reilly David E. O’Reilly	Director and Chairman of the Board	May 11, 2012

/s/ Lawrence P. O’Reilly Lawrence P. O’Reilly	Director and Vice-Chairman of the Board	May 11, 2012

/s/ Charles H. O’Reilly, Jr. Charles H. O’Reilly, Jr.	Director and Vice-Chairman of the Board	May 11, 2012

| /s/ Rosalie O’Reilly Wooten Rosalie O’Reilly Wooten	Director	May 11, 2012

/s/ John Murphy John Murphy	Director	May 11, 2012

/s/ Ronald Rashkow Ronald Rashkow	Director	May 11, 2012

/s/ Thomas T. Hendrickson Thomas T. Hendrickson	Director	May 11, 2012

FORM S-8

O’REILLY AUTOMOTIVE, INC.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Articles of Incorporation of the Registrant, as amended, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated December 29, 2010, is incorporated herein by this reference.

4.2	Bylaws of the Registrant, as amended, filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated December 29, 2010, is incorporated herein by this reference.

4.3	Rights Agreement, dated as of May 7, 2002, and as amended on December 29, 2010 and May 20, 2011, between O’Reilly Automotive, Inc. and Computershare Trust Company, N.A., as Successor Rights Agent, including the form of Certificate of Designation, Preferences and Rights as Exhibit A, the form of Rights Certificates as Exhibit B and the Form of Summary of Rights as Exhibit C, filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated June 3, 2002, is incorporated herein by this reference.

4.4	Amendment No. 1 to Rights Agreement, dated as of December 29, 2010, by and among O’Reilly Holdings, Inc., O’Reilly Automotive, Inc. and Computershare Trust Company, N.A., as successor rights agent to UMB Bank, N.A., filed as Exhibit 4.3 to the Registrant’s Annual Shareholder’s Report on Form 10-K for the year ended December 31, 2010, is incorporated herein by this reference.

4.5	Amendment No. 2 to Rights Agreement, dated as of May 20, 2011, by and among O’Reilly Automotive, Inc. and Computershare Trust Company, N.A., as successor rights agent to UMB Bank, N.A., filed as Exhibit 4.5 to the Registrant’s Current Report on Form 8-K dated May 20, 2011, is incorporated herein by this reference.

5.1	Opinion of Husch Blackwell LLP, filed herewith.

23.1	Consent of Ernst & Young LLP, filed herewith.

23.2	Consent of Husch Blackwell LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included in the signature pages to this Registration Statement).

99.1	O’Reilly Automotive, Inc. 2012 Incentive Award Plan, filed as Annex A to the Registrant’s Definitive Proxy Statement, filed on March 23, 2012, is incorporated herein by this reference.